May 20, 1996




Board of Directors
Damen Financial Corporation
200 West Higgins Road
Schaumburg, Illinois  60195

Members of the Board:

     We hereby consent to the inclusion of our opinion as Exhibit 5 of this Registration Statement and the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /S/ SILVER, FREEDMAN & TAFF, L.L.P.

                              SILVER, FREEDMAN & TAFF, L.L.P.